Exhibit 99.1

NEWS RELEASE

Coeur Names Mitchell J. Krebs as President and Chief Executive Officer

COEUR D’ALENE, Idaho – July 15, 2011 – Coeur d’Alene Mines Corporation (NYSE:CDE, TSX:CDM) (the “Company”) announced today that Mitchell J. Krebs has been appointed as President and Chief Executive Officer of the Company. In addition, the Board of Directors also elected Mr. Krebs as a director and Robert E. Mellor as non-executive Chairman of the Board.

Messrs. Krebs and Mellor are succeeding Dennis E. Wheeler, who resigned from Coeur as President, CEO and Chairman of the Board of Directors, on July 11, 2011. The appointments follow an exhaustive internal and external search conducted by the Board of Directors as part of the Company’s succession planning.

Mr. Mellor said, “As an already proven and respected member of Coeur’s senior management team, the Board is confident Mitch will guide the company to greater success. Mitch has been instrumental in Coeur’s growth and re-positioning over the past several years. He has demonstrated leadership in value-enhancing initiatives during his 16 years at Coeur. These include leading the significant reduction in short and long-term debt, restructuring of the balance sheet and timely financings to facilitate the construction of our platform of new silver and gold mines. His comprehensive understanding of Coeur’s operations and a competitive industry makes him uniquely qualified to take Coeur to the next level.”

Mr. Wheeler will continue to serve the Company as a consultant until July 2012 in order to facilitate a smooth transition and to capitalize on his vast experience and in-depth knowledge of the company. Mr. Mellor said, “We have been fortunate to have had Dennis serving our 83-year-old Company and its shareholders as a dedicated and steadfast CEO for nearly 25 years and a director for 33 years. His stellar career built our Company from a small Idaho silver producer through the challenging period of low silver prices in the 1980s and 1990s to the largest U.S.-based primary silver producer with three new world-class, long-lived silver and gold mines, which are generating record production, revenues and cash flow. Dennis also has been a leading spokesman and advocate for the mining industry, a director of the National Mining Association and the World Gold Council and former President of the Silver Institute. We thank Dennis for his many contributions to Coeur.”

Mr. Krebs was previously the Company’s Senior Vice President and Chief Financial Officer, and will continue to serve as CFO. During his tenure with Coeur, Mr. Krebs has held various positions in the corporate development department, including Senior Vice President of Corporate Development. Since March 2008, Mr. Krebs has held the position of Chief Financial Officer and also has been responsible for the Company’s corporate development and investor relations activities. As CFO, Mr. Krebs led debt reduction activities and over $1 billion in capital financings to fund the construction of the three mines. He also facilitated over $1.3 billion of acquisitions and divestures during his time at Coeur. He joined Coeur in 1995 after spending several years in the investment banking industry in New York. Mr. Krebs holds a BS in Economics from The Wharton School at the University of Pennsylvania and an MBA from Harvard University.

Mr. Mellor was previously the independent Lead Director for the Company and serves on the executive and compensation committees and is the chairman of the nominating and governance committee. He has served as a director of Coeur since 1998. Mr. Mellor is the retired Chairman, CEO and President of Building Materials Holding Corporation. He is a long-time director of The Ryland Group, Inc. and Monro Muffler/Brake, Inc.

With Mr. Krebs continuing as CFO, Elizabeth M. Druffel continues as Chief Accountant and, upon Mr. Krebs’ appointment to CEO, became the Company’s principal accounting officer.

For Additional Information:

Vice President, Investor Relations

Wendy Yang (208) 665-0345

Director of Corporate Communications

Tony Ebersole, (208) 665-0777

Cautionary Statement

This press release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of the Company. Statements in this press release are based on information that the Company believes is reasonable, but involve significant uncertainties affecting the business of the Company, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, the Company’s reports on Form 10-K and Form 10-Q. Actual results could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, the Company undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of the Company, its financial or operating results or its securities.

About Coeur

Coeur d’Alene Mines Corporation is the largest U.S.-based primary silver producer and a growing gold producer. The Company has three new, large precious metals mines generating significantly higher production, sales and cash flow in continued strong metals markets. In 2011, the Company will realize the first full year of production and cash flow from all three of its new, 100%-owned mines: San Bartolomé in Bolivia; the Palmarejo silver/gold mine in Mexico, and the Kensington Gold Mine in Alaska. In addition, the Company is expecting new production from its long-time flagship Rochester mine in Nevada. The Company also owns a non-operating interest in a low-cost mine in Australia, and conducts ongoing exploration activities near its operations in Argentina, Mexico and Alaska.

For additional information, please refer to the Company’s website at www.coeur.com.

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